Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2023, relating to the consolidated financial statements of Wag! Group Co. (the Company), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
/s/ BDO USA, P.C.
Chicago, IL
March 18, 2024